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                                 Exhibit 23.1


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 28, 2000 (except for notes 9 and 12, as to which the date is _________, 2000) in the Registration Statement (Form S-1 No. 333- _____) and related Prospectus of California Pizza Kitchen, Inc. and Subsidiaries dated May 25, 2000.


Woodland Hills, California
May __, 2000

________________________________________________________________________________

The foregoing report is in the form that it will be signed upon the completion of the restatement of the capital accounts described in notes 9 and 12 and the execution of the amendments of the co-founders' and co-chairmen's employment agreements described in note 9 to the consolidated financial statements.

                                         /s/ Ernst & Young LLP


Woodland Hills, California
May 24, 2000